                                                                    EXHIBIT 99.8


                                                        PERFORMANCE ACCELERATION


                              CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                        GEOTEL COMMUNICATIONS CORPORATION
                             1995 STOCK OPTION PLAN
                  1998 NON-EXECUTIVE EMPLOYEE STOCK OPTION PLAN


OPTIONEE:  <<Employee>>

                STOCK OPTION ASSUMPTION AGREEMENT effective as of the 24th day of June, 1999 by Cisco Systems, Inc., a California corporation ("Cisco").

                WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of GeoTel Communications Corporation, a Delaware corporation ("GeoTel"), which were granted to Optionee under the GeoTel 1995 Stock Option Plan or the 1998 Non-Executive Employee Stock Option Plan (the "Plans") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

                WHEREAS, GeoTel has been acquired by Cisco through the merger of GeoTel with and into Cisco (the "Merger") pursuant to the Agreement and Plan of Merger and Reorganization, by and between Cisco and GeoTel (the "Merger Agreement").

                WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of GeoTel under all outstanding options under the Plans at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 1.0276 shares of Cisco common stock ("Cisco Stock") for each outstanding share of GeoTel common stock ("GeoTel Stock").

                WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                NOW, THEREFORE, it is hereby agreed as follows:

                1. The number of shares of GeoTel Stock subject to the options held by Optionee immediately prior to the Effective Time (the "GeoTel Options") and the exercise price payable per share are set forth in Exhibit(s) A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of GeoTel under each of the GeoTel Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each GeoTel Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each GeoTel Option hereby assumed shall be as specified for that option in attached Exhibit(s) A, and the adjusted exercise price payable per share of Cisco Stock under the assumed GeoTel Option shall also be as indicated for that option in attached Exhibit(s) A.

                2. The intent of the foregoing adjustments to each assumed GeoTel Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the GeoTel Stock subject to the GeoTel Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the GeoTel Option immediately prior to the Merger.

                3. The following provisions shall govern each GeoTel Option hereby assumed by Cisco:

                                (a) Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plans (as incorporated into such Option Agreement) (i) to the "Company" shall mean Cisco, (ii) to "Shares" shall mean shares of Cisco Stock, (iii) to the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                                (b) The grant date and the expiration date of each assumed GeoTel Option and all other provisions which govern either the exercise or the termination of the assumed GeoTel Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                                (c) Each GeoTel Option shall be assumed by Cisco as of the Effective Time. Pursuant to the terms of the Option Agreement, each of your GeoTel options assumed by Cisco in connection with the transaction will become fully vested and exercisable twelve (12) months earlier than the outside vesting date established in your Option Agreement. For example, if your option would have vested in full on January 15, 2003 if you remained in service until that date, your option will now vest in full on January 15, 2002. In addition, in accordance with the terms of your Option Agreement, your option will become fully vested and exercisable on the date established in your Option Agreement if the performance goals established at the time of grant have been met prior to the date established in your Option Agreement.

                                (d)     For purposes of applying any and all
                provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of GeoTel, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed GeoTel Options upon Optionee's cessation of service as an employee or a consultant of GeoTel shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed GeoTel Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, generally a thirty (30) day period, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries.

                                (e) The adjusted exercise price payable for the Cisco Stock subject to each assumed GeoTel Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as GeoTel Stock prior to the Merger shall be taken into account.

                                (f) In order to exercise each assumed GeoTel Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                Cisco Systems, Inc.
                                255 West Tasman Drive, Building J
                                San Jose, CA 95134
                                Attention: Option Plan Administrator

                4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

                IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 16th day of July, 1999.




                                       CISCO SYSTEMS, INC.

                                       By:  /s/ LARRY R. CARTER
                                            ------------------------------------
                                            Larry R. Carter
                                            Corporate Secretary




                                 ACKNOWLEDGMENT


                The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her GeoTel Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.



                                       _________________________________________
                                       <<EMPLOYEE>>, OPTIONEE



DATED: __________________, 1999